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Exhibit 8.1

[PwC Letterhead]

Mid-State Bancshares
1026 East Grand Avenue
Arroyo Grande, California 93420

[September 8, 2003]

Ladies and Gentlemen:

        We have acted as tax advisors to Mid-State Bancshares ("Mid-State") in connection with the Agreement to Merge and Plan of Reorganization dated June 30, 2003 ("Merger Agreement") as set forth in the Form S-4 filed with the Securities and Exchange Commission dated September 8, 2003 ("S-4").

        The Merger Agreement provides, among other things, that Ojai Valley Bank ("Ojai") will merge with and into Mid-State Bank & Trust ("MSBT") under California law with MSBT being the surviving corporation; the shareholders of Ojai will be able to elect to receive either Mid-State common stock, cash, or a combination of Mid-State common stock and cash preceding the Effective Time of the transaction and pro-rated, if necessary so that 50 percent of the total consideration provided in the Merger will be in the form of Mid-State common stock and the other 50 percent in the form of cash. All capitalized terms, unless otherwise defined, have the meanings assigned to them in the Merger Agreement.

        For purposes of the opinion set forth below, we have reviewed and relied upon (i) the Merger Agreement, (ii) the Form 8-K filed by Mid-State with the Securities and Exchange Commission dated June 30, 2003, (iii) the Draft Form S-4 dated August 26, 2003, and (iv) such other documents, records, and instruments as we have deemed necessary or appropriate in order to enable us to render our opinion. In rendering our opinion, we have assumed the absence of material changes in facts or law between the date hereof and the time of the transaction described herein ("Effective Time"). In addition, in rendering our opinion we have relied upon certain written statements and representations made to us by the managements of Mid-State and Ojai dated the date hereof, and we have assumed that such statements and representations will be complete and accurate as of the Effective Time. In addition, we have relied upon certain statements, representations and covenants contained in the Merger Agreement, which we have neither investigated nor verified, including the validity of the corporations involved in the Merger and the obligations of the parties to the Merger Agreement to make all required filings with government agencies. We have assumed that all such statements and representations are true, correct complete, and not breached, and that no actions that are inconsistent with such statements and representations will be taken.

        In addition, we have assumed that (i) the Merger will be consummated in accordance with the Merger Agreement (including satisfaction or waiver at or prior to the Effective Time); (ii) Mid-State, MSBT, and Ojai each will comply with all reporting obligations with respect to the Reorganization required under the Internal Revenue Code of 1986, as amended (the "Code"), and the Treasury regulations promulgated thereunder (the "Regulations"); (iii) the Merger Agreement and all other documents and instruments referred to therein are valid and binding in accordance with their terms; and (iv) the Merger shall be completed promptly. Any inaccuracy in, or breach of, any of the aforementioned statements, representations, and assumptions, could adversely affect our opinion. No ruling has been (or will be) sought from the Internal Revenue Service (the "IRS") by Mid-State, MSBT, or Ojai as to the United States federal income tax consequences of any aspect of the Merger. The opinion expressed herein is not binding on the IRS or any court, and there can be no assurance that the IRS or a court of competent jurisdiction will not disagree with such opinion.

        In rendering our opinion, we have considered applicable provisions of the Code, the Regulations, pertinent judicial authorities, rulings of the IRS and such other authorities as we considered relevant. It should be noted that such laws, Code, Regulations, judicial decisions and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. A material change in any of the authorities upon which our opinion is based could adversely affect our opinion.

        Based upon and subject to the foregoing as well as the limitations set forth below, it is our opinion, under presently applicable United States income tax law that the Merger will constitute a reorganization within the meaning of section 368(a), and that Mid-State, MSBT, and Ojai will be "parties to the reorganization" within the meaning of section 368(b) with respect to the Merger. In addition, the statement contained in the section of the S-4 entitled "Federal Income Tax Consequences" constitutes our opinion as to the material United State federal income tax consequences of the merger of Ojai with and into MSBT.

        No opinion is expressed as to any matter not specifically addressed above. Also, no opinion is expressed as to the tax consequences of any of the transactions under any state, local or non-U.S. tax law. Furthermore, our opinion is based on current United States federal income tax law and administrative interpretations, and we do not undertake to advise you as to any changes after the date hereof in federal income tax law or administrative interpretations that may affect our opinion unless we are specifically asked to do so.

        We hereby consent to the filing of this opinion as an exhibit to the aforementioned S-4 and to the reference to this firm under the caption "Federal Income Tax Consequences" in the S-4 which is a part thereof. The giving of this consent, however, does not constitute an admission that we are "experts" within the meaning of Section 11 of the Securities Act of 1933, as amended, or within the category of persons whose consent is required by Section 7 of such Act.

        This opinion has been delivered to you as contemplated by the Merger Agreement and for the purpose of being included as an exhibit to the S-4 and is intended solely for your benefit and, except as set forth above, may not be circulated, quoted or otherwise referred to for any other purpose without our written consent.

Very truly yours,
/s/ PRICEWATERHOUSECOOPERS LLP PricewaterhouseCoopers LLP

Tax Practitioner Work Product Privileged

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  Exhibit 8.1